                                                                    EXHIBIT 10.1
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                    TREMISIS ENERGY ACQUISITION CORPORATION,

                          RAM ENERGY ACQUISITION, INC.,

                                RAM ENERGY, INC.

                                       AND

                               THE STOCKHOLDERS OF
                                RAM ENERGY, INC.

                          DATED AS OF OCTOBER 20, 2005

                                                                    EXHIBIT 10.1
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October
20, 2005, by and among Tremisis Energy Acquisition Corporation, a Delaware corporation ("Parent"), RAM Energy Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), RAM Energy, Inc., a Delaware
corporation ("Company"), and each of the persons listed under the caption
"Stockholders" on the signature page hereof, such persons being all of the stockholders of the Company (each a "Stockholder" and, collectively, the
"Stockholders;" from and after the date of exercise of the stock option referred to in Section 1.13, C. David Stinson shall, for all purposes of this Agreement, be a "Stockholder" and shall be included within the definition of
"Stockholders").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the
Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock of Parent and cash.

     B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of
1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in
Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

                                    ARTICLE I

                                   THE MERGER
                                   ----------

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into
Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the
Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a Certificate of Merger (the "Certificate of Merger")
(the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The term
"Agreement" as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the
Company Schedule and the Parent Schedule, as defined in the preambles to
Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "Closing")
shall take place at the offices of Graubard Miller, counsel to Parent, at 405
Lexington Avenue, New York, New York, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the
"Closing Date"). Closing signatures may be transmitted by facsimile.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the
DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of the
     Merger Sub, a copy of which is attached hereto as Exhibit A, shall be the
     Certificate of Incorporation of the Surviving Corporation.

          (b) Also at the Effective Time, the Bylaws of the Merger Sub, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the
     Surviving Corporation.

     1.5 [Intentionally Omitted.]

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this
Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.6(c), each share of common stock, par value
     $10.00, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be automatically converted
     (subject to Section 1.6(f)) into the right to receive on the Closing Date
     (i) that number of shares of common stock, par value $0.0001, of Parent
     ("Parent Common Stock") determined by dividing the Aggregate Parent Common
     Stock Number by the Outstanding Company Stock Number, and (ii) that amount of cash determined by dividing the Aggregate Cash Number by the Outstanding
     Company Stock Number. The term "Aggregate Parent Common Stock Number" shall mean that number of shares of Parent Common Stock equal to the greater of
     (x) $160,000,000 divided by 115% of the average closing price of the Parent
     Common Stock for the ten trading days immediately prior to the Closing and
     (y) 25,600,000. The term "Outstanding Company Stock Number" shall mean the number of shares of Company Common Stock outstanding on the Closing Date, after giving effect to all stock option exercises contemplated hereby. The term "Aggregate Cash Number" shall mean the lesser of (I) $30,000,000, and
     (II) the amount of cash distributed to Parent from the Trust Fund at the
     Closing (after payment to those stockholders of Parent who elect to have their shares converted to cash in accordance with Parent's Charter
     Documents (as defined in Section 2.1(a)), less the sum of all expenses reasonably incurred by Parent in connection with the transaction contemplated hereby, and less the sum of $1,000,000 which shall be retained by Parent for working capital requirements.

          (b) Certificates for Shares. The amount of cash and certificates representing the shares of Parent Common Stock issuable with respect to certificates for shares of Company Common Stock ("Certificates") shall be issued to the holders of the shares of Company Common Stock upon surrender of the Certificates representing such shares in the manner provided in
     Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.9). Each holder shall be issued separate certificates for such holder's Escrow Shares (as defined in Section 1.14) and for the remaining number of shares of Parent Common Stock to which such holder is entitled.

          (c) Cancellation of Treasury and Parent-Owned Stock. Each share of
     Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, par value
     $.0001, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding

     immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value
     $.0001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratios. The numbers of shares of Parent
     Common Stock and amounts of cash that the holders of the Company Common
     Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to any dividend or redemption permitted by Section 4.1.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of
     Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of
     Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.7, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

     1.7 Surrender of Certificates.

          (a) Exchange Procedures. Upon surrender of Certificates at the
     Closing, the holders of such Certificates shall receive in exchange therefor such amounts of cash and certificates representing the number of shares of Parent Common Stock into which their shares of Company Common
     Stock shall be converted at the Effective Time, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding
     Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable amount of cash and number of shares of Parent Common Stock issuable pursuant to Section 1.6(a).

          (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such
     Certificates. Subject to applicable law, following surrender of any such
     Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the cash and certificates representing shares of Parent Common Stock issued in exchange therefor and the

     amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of
     Parent Common Stock.

          (c) Transfers of Ownership. If cash and certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to
     Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent
     Common Stock in any name other than that of the registered holder of the
     Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (d) Required Withholding. Each of Parent and the Surviving Corporation
     shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (e) No Liability. Notwithstanding anything to the contrary in this
     Section 1.7, neither Parent nor the Surviving Corporation, the Company or any party hereto shall be liable to a holder of shares of Parent Common
     Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Stock. All cash and shares of
Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the
Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any
Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash and certificates representing the shares of Parent Common Stock that the shares of Company Common
Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that, as a condition precedent to the issuance of such cash and certificates representing shares of Parent Common Stock and other distributions, the owner of such lost, stolen or destroyed Certificates

shall indemnify Parent against any claim that may be made against Parent or the
Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.
The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax
Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the
Company and Merger Sub will take all such lawful and necessary action.

     1.12 [Intentionally Omitted.]

     1.13 Outstanding Stock Option. Concurrently with the execution of this
Agreement, C. David Stinson shall execute and deliver to the Company and Parent an agreement in the form of Exhibit C annexed hereto pursuant to which he shall agree to exercise the option granted to him to purchase 83.33 shares of Company
Common Stock prior to the Closing and waiving any appraisal rights that may be afforded to him as a result of such ownership.

     1.14 Escrow. As the sole remedy for the indemnity obligations set forth in
Article VII, at the Closing the Persons receiving shares of Parent Common Stock to be issued as a result of the Merger shall deposit in escrow, to be held during the period ending on June 30, 2007 ("Escrow Period"), twelve and one-half percent (12.5%) of the shares of Parent Common Stock received by such Persons as a result of the Merger (the "Escrow Shares"), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Company Stockholder Representative (the "Representative")
(who shall be Larry E. Lee until a successor is appointed pursuant to Section
1.17(b)) and Continental Stock Transfer and Trust Company, as Escrow Agent, in
the form annexed hereto as Exhibit D (the "Escrow Agreement"). Subject to
Article VII, on the first business day following the conclusion of the Escrow
Period, the Escrow Agent shall deliver the Escrow Shares, less any such shares applied in satisfaction of a claim for indemnification and any shares then in dispute related to the indemnification obligations set forth in Article VII, to each such Person in the same proportions as initially deposited in escrow. Any
Escrow Shares, to the extent not applied in satisfaction of a claim for indemnification, will be distributed to such Persons promptly upon resolution of the dispute or claim.

     1.15 Rule 145. All shares of Parent Common Stock issued pursuant to this
Agreement to "affiliates" of the Company listed on Schedule 1.15 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities
Act and all certificates representing such shares shall bear an appropriate restrictive legend. At the Closing, Parent and the Stockholders shall execute and deliver a Registration Rights Agreement in the form annexed hereto as
Exhibit E with respect to registration of the shares of Parent Common Stock under the Securities Act (the "Registration Rights Agreement").

     1.16 Stockholder Matters.

          (a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each
     Stockholder for purposes of Section 228 of the DGCL.

          (b) Each Stockholder, for itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to
     Stockholders that are entities, transfers to its stockholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent's behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement.
     Each Stockholder acknowledges, as to himself, herself or itself only, that
     (v) he, she or it is either (A) an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in
     Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by he, she or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement. Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section
     1.16(b).

          (c) Each Stockholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such
     Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a
     "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended
     ("Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and (ii)

     where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
     Effect (as defined in Section 9.2(b)) on such Stockholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     1.17 Committee and Representative for Purposes of Escrow Agreement.

          (a) Parent Committee. Prior to the Closing, the Board of Directors of
     Parent shall appoint a committee consisting of one of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent's right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an "independent" director of
     Parent and who has not had any relationship with the Company prior to the
     Closing. Such committee is intended to be the "Committee" referred to in
     Article VII hereof and the Escrow Agreement.

          (b) Representative. The Stockholders hereby designate Larry E. Lee to represent the interests of the Persons entitled to receive cash and Parent
     Common Stock as a result of the Merger for purposes of the Escrow
     Agreement. If such Person ceases to serve in such capacity for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the
     Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company, or such other Person as such members shall designate. Such Person or successor is intended to be the
     "Representative" referred to in Section 1.14 and Article VII hereof and the
     Escrow Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     Subject to the exceptions set forth in Schedule 2 attached hereto (the
"Company Schedule"), the Company hereby represents and warrants to Parent and
Merger Sub, as follows (as used in this Article II and elsewhere in this
Agreement, the term "Company" includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

     2.1 Organization and Qualification.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits,

     easements, consents, certificates, approvals and orders ("Approvals")
     necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     Complete and correct copies of the certificate of incorporation and by-laws
     (or other comparable governing instruments with different names)
     (collectively referred to herein as "Charter Documents") of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent's counsel. The Company is not in violation of any of the provisions of the Company's Charter Documents.

          (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

          (c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its
     Board of Directors (and any committees thereof), similar governing bodies and stockholders ("Corporate Records") since January 1, 2000. Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent's counsel.

          (d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since
     January 1, 2000. Copies of such records of the Company have been heretofore made available to Parent or Parent's counsel.

     2.2 Subsidiaries.

          (a) The Company has no subsidiaries other than those listed on
     Schedule 2.2 (each, a "Subsidiary" and, collectively, the "Subsidiaries").
     Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

          (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule

     2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such
     Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such
     Subsidiary. Complete and correct copies of the Charter Documents of each
     Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent's counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

          (c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material
     Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule
     2.2.

          (d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its
     Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent's counsel.

     2.3 Capitalization.

          (a) The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, of which 2,272.5 shares of Company Common
     Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable and are owned by the
     Persons who are Stockholders. As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this
     Agreement, (i) except with respect to the stock option referred to in
     Section 1.13, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties ("Company Stock Options"), and (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company
     Stock Options) to purchase Company Common Stock. All shares of Company
     Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which

                                       10

     they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any
     Company Stock Option as a result of the Merger. All outstanding shares of
     Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and
     (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or
     Parent's counsel an accurate copy of substantially the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of
     Company Common Stock underlying such holders' Company Stock Options.

          (b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

          (d) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(d) hereto.
     Except as set forth in Schedule 2.3(d), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all liens and encumbrances, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this
Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and

                                       11

conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     2.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i)
     conflict with or violate the Company's Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 9.2(c)), (iii) except as set forth in Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company
     Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any "change in control" or similar provision of any Company Contract, except, with respect to clauses (ii),
     (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the
     Company.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky
     Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (ii)
     where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
     Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6 Compliance. To the Company's knowledge, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.
The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6,

                                       12

no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

     2.7 Financial Statements.

          (a) The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and
     December 31, 2003 (the "Audited Financial Statements"). The Audited
     Financial Statements were prepared in accordance with generally accepted accounting principles of the United States ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          (b) Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the six month period ended June
     30, 2005 (the "Unaudited Financial Statements"). The Unaudited Financial
     Statements comply as to form in all material respects, and were prepared in accordance with, U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the
     Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a
     Material Adverse Effect on the Company.

          (c) Since January 1, 2000, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

          (d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in Schedule 2.7(d), the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited
     Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors'
     rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in

                                       13

     Schedule 2.7(d), are not the subject of any actions or proceedings brought by or on behalf of the Company.

     2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, to the knowledge of the Company, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the
Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company's business since June 30, 2005, none of which would have a Material Adverse Effect on the Company.

     2.9 Absence of Certain Changes or Events. Except as set forth in Schedule
2.9 hereto or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since December 31, 2004, there has not been: (i) any Material
Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company's capital stock, (iv) any granting by the
Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v)
entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section
2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any
Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the
Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

     2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the
Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material

                                       14

Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

     2.11 Employee Benefit Plans.

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the "Plans") have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such
     Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the
     Company, threatened by any governmental agency with respect to any Plan.
     All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this
     Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

          (b) Except as disclosed in Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the
Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

     2.13 Restrictions on Business Activities. Except as disclosed in Schedule
2.13 hereto, to the Company's knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing

                                       15

any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.14 Title to Property.

          (a) Schedule 2.14(a) hereto sets forth a schedule of the oil and gas properties owned by the Company (collectively, the "Mineral Properties"
     and, individually, a "Mineral Property"). The Company has Defensible Title
     (as hereinafter defined) to the Mineral Properties. Each Mineral Property and each structure thereon is in good and operable condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the
     Company.

          (b) As used herein with respect to each Mineral Property, "Defensible
     Title" means title that:

               (i) entitles the Company to receive from each lease, unit or well separately scheduled on Schedule 2.14(a) (free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, not less than the "net revenue interest"
          set forth on Schedule 2.14(a) of the oil, gas and other minerals produced, saved and marketed from the lease, unit or well, without reduction, suspension or termination, except as may be qualified by any "before payout" (BPO) or "after payout" (APO) notations on
          Schedule 2.14(a) with respect to such lease, unit or well;

               (ii) obligates the Company to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to, any lease, unit or well not greater than the "working interest" set forth on Schedule 2.14(a), without increase throughout the productive life of such lease, well or unit, except as may be qualified by any "before payout" (BPO) or "after payout" (APO)
          notations on Schedule 2.14(a) with respect to such lease, unit or well; and

               (iii) is free and clear of Liens or defects except for (y)
          Permitted Encumbrances, and (z) mortgages, deeds of trust, liens and security interests held by lending institutions to secure payment of indebtedness existing for loans and advances made by such lending institutions. As used herein, the term "Permitted Encumbrances" means:

                    (A) the terms and conditions of all Company Contracts, to
               the extent such terms and conditions do not adversely affect the net revenue interests or working interests set forth in Schedule
               2.14(a);

                                       16

                    (B) preferential rights of purchase and required third party consents to assignments and similar rights held by third parties that are not applicable to the Merger;

                    (C) Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                    (D) Liens arising under operating agreements, unitization
               and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business;

                    (E) conventional rights of reassignment prior to
               abandonment;

                    (F) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations,
               pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; and easements of streets, alleys,
               highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of the Mineral Property, none of which materially interferes with the development and operation of any Mineral Property for the production of hydrocarbons or for the use for which the same is held;

                    (G) such title defects as Parent may have expressly waived in writing, may have elected not to assert or may be deemed to have waived under Section 5.3 or 5.4;

                    (H) rights reserved to or vested in any Governmental Entity to control or regulate any Mineral Property in any manner, and all applicable laws, rules and orders;

                    (I) imperfections of title that do not materially interfere with the use, operation and possession or materially reduce the value of any particular Mineral Property or the production and sale of hydrocarbons for the account of the Company therefrom;
               and

                    (J) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of the Company or its predecessors in title to, or the receipt of production revenues from, the Mineral Property affected thereby.

                                       17

          (c) Schedule 2.14(c) sets forth all real property owned by the
     Company, other than Mineral Properties (the "Owned Real Property). The
     Company has marketable title to each such item of Owned Real Property free and clear of all (y) Liens, other than mortgages, deeds of trust, liens and security interests held by lending institutions to secure payment of indebtedness existing for loans and advances made by such lending institutions, and (z) title defects, other than imperfections of title that do not materially interfere with the use, operation and possession or materially reduce the value of any particular item of Owned Real Property.
     Each item of Owned Real Property and each structure thereon is in good and operable condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material
     Adverse Effect on the Company.

          (d) Schedule 2.14(d) hereto sets forth all leases of real property held by the Company (the "Leased Real Property"). The Leased Real Property
     and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company
     (collectively, the "Personal Property") are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited
     Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements or Unaudited Financial Statements. The
     Company has a good, valid and enforceable leasehold interest in each item of Leased Real Property and owns and has good and marketable title to each other item of Personal Property, and all such Personal Property is in each case held free and clear of all Liens except for liens and encumbrances disclosed in the Audited Financial Statements, the Unaudited Financial
     Statements or in Schedule 2.14(d) hereto. All items of Leased Real Property and Personal Property are in good and operable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the
     Company.

          (e) All leases for Leased Real Property and Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.15 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or
     "Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations

                                       18

     under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

          (b) Tax Returns and Audits. (c) Except as set forth in Schedule 2.15 hereto:

                    (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by the
               Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company. To the Company's knowledge, all such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

                    (ii) All Taxes that the Company is required by law to
               withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

                    (iii) To the Company's knowledge, the Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                    (iv) To the Company's knowledge, no audit or other
               examination of any Return of the Company by any Tax authority is presently in progress. The Company has not been notified of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed by the
               Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

                    (vi) To the Company's knowledge, the Company has no
               liability for any material unpaid Taxes which have not been accrued for or reserved on the Company's balance sheets included in the Audited Financial Statements or the Unaudited Financial
               Statements, whether asserted or unasserted, contingent or
               otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

                    (vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                       19

     2.16 Environmental Matters.

          (a) Except as disclosed in Schedule 2.16 hereto, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of
     Governmental Entities based on any Applicable Environmental Laws (as hereinafter defined), that require any material change in the present condition or remediation of the Properties, Personal Property and other assets owned or used by the Company (collectively, "Assets"), and neither the Company nor any of its Affiliates (as defined in Section 10.2(f)) has received from any Governmental Entity or any private or public person or entity any notice or claim advising such person that it is or is potentially responsible for damages or response costs under Applicable
     Environmental Law as a result of the Company's or its predecessors'
     ownership or activities in connection with the Assets. Except as set forth on Schedule 2.16, to the Company's knowledge, there has not occurred an event in the use and operation of the Properties or the Leased Real
     Property, and there does not exist on the Properties or the Leased Real
     Property a condition, that constitutes a violation of Applicable
     Environmental Law that reasonably could be expected to have a Material
     Adverse Effect on the Company.

          (b) The Company, and, to the knowledge of the Company, each other
     Person that operates the Properties and the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the
     Properties and the Leased Real Property under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

          (c) There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except as set forth on Schedule 2.16.

          (d) Except as set forth on Schedule 2.16, there are no environmental investigations, studies or audits with respect to any of the Properties or
     Leased Real Property owned or commissioned by, or in the possession of, the
     Company.

          (e) As used in this Agreement, the term "Applicable Environmental Law"
     means (i) all federal statutes regulating or prescribing restrictions regarding the use of the Assets or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive
     Environmental Response, Compensation and Liability Act, Emergency Planning
     and Community Right-to-Know Act, Endangered Species Act, Hazardous
     Materials Transportation Act, Migratory Bird Treaty Act, National
     Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution
     Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water
     Act, and Toxic Substances Control Act; (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such

                                       20

     federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

     2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.6 and 1.13, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of the Merger.

     2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii)
     copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks");
     (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company
     (specifically excluding any off the shelf or shrink-wrap software).

     "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "Company Registered Intellectual Property" means all of the Registered
     Intellectual Property owned by, or filed in the name of, Company.

     "Company Products" means all current versions of products or service offerings of Company.

                                       21

          (a) Except as disclosed on Schedule 2.18 hereto, no Company
     Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material
     Adverse Effect on the Company.

          (b) Except as disclosed on Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual
     Property owned by it free and clear of any liens and encumbrances
     (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

          (c) The operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and
     (ii) the Company's use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     2.19 Agreements, Contracts and Commitments.

          (a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "Company
     Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term "Routine Operating Contracts" shall mean oil and gas leases, mineral and royalty conveyances, operating agreements, unit agreements, farmout and farmin agreements, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements routinely used in the day to day operations of the Company, and (iii) the term "Material Company
     Contracts" shall mean (x) each Company Contract that is not a Routine
     Operating Contract and (I) which provides for payments (present or future)
     to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that is not a Routine
     Operating Contract and that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts (but excluding

                                       22

     in every case Routine Operating Contracts), the relevant terms of which remain executory:

               (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company, or any officer, director or
          Stockholder ("Insider") of the Company;

               (ii) any guaranty, direct or indirect, by the Company or any
          Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

               (iii) any Company Contract of employment;

               (iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the
          Company;

               (v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

               (vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

               (vii) any collective bargaining agreement with any labor union;

               (viii) any lease or similar arrangement for the use by the
          Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

               (ix) any Company Contract to which any Insider of the Company is a party.

          (b) Each Company Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or Parent's counsel.

                                       23

          (c) Except as set forth in Schedule 2.19, neither the Company nor, to the best of Company's knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material
     Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

          (d) Except as set forth in Schedule 2.19(d), each Routine Operating
     Contract contains terms and conditions that are customary in the geographical area in which the Mineral Properties covered thereby are located, or to the extent not customary, do not materially and adversely affect or burden such Mineral Properties.

          (e) Except as set forth in Schedule 2.19(e), each Company Contract providing for the sale of oil or gas by the Company is terminable by the
     Company on sixty (60) days' or less prior written notice.

     2.20 Insurance. Schedule 2.20 sets forth the Company's insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance
Policies") of the Company which the Company reasonably believes are adequate in amount and scope for the Business in which they are engaged.

     2.21 Governmental Actions/Filings. The Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been made available to Parent. Each such
Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2006 (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and the Company is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse
Effect upon the Company. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

                                       24

     For purposes of this Agreement, the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

     2.22 Interested Party Transactions. Except as set forth in the Schedule
2.22 hereto or in the Audited Financial Statements or the Unaudited Financial
Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the
Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii)
reimbursement for reasonable expenses incurred on behalf of the Company, and
(iii) for other employee benefits made generally available to all employees.
Except as set forth in Schedule 2.22, to the Company's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in
Schedule 2.22, to the knowledge of the Company, no officer, director or
Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person's ownership of capital stock or other securities of the Company or such Person's employment with the Company).

     2.23 Corporate Approvals. The board of directors of the Company has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby. The shares of Company Common Stock owned by the
Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL and the execution of this Agreement by the Stockholders constitutes such adoption and approval.

     2.24 Additional Representations Regarding Business. The additional representations and warranties of the Company set forth in Appendix I attached hereto are incorporated into Article II of this Agreement as if fully set forth herein. In the event of a conflict between the representations and warranties set forth in Appendix I and the representations and warranties set forth in
Article II, the representations and warranties set forth in Appendix I shall prevail.

     2.25 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

     2.26 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until June 30, 2007,

                                       25

except that the representations and warranties set forth in Sections 2.14 and
2.16 shall not survive the Closing.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

     Except as set forth in Schedule 3 attached hereto (the "Parent Schedule"),
Parent represents and warrants to the Company, as follows:

     3.1 Organization and Qualification.

          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent's Charter Documents.

          (b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as Exhibits A and B. Merger Sub is not in violation of any of the provisions of the Merger Sub's Charter Documents.

     3.2 Subsidiaries. Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense,

                                       26

insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

     3.3 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of
     Parent consists of 30,000,000 shares of common stock, par value $0.0001 per share ("Parent Common Stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share ("Parent Preferred Stock"), of which 7,700,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3(a), (i) no shares of
     Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or
     Parent Preferred Stock granted to employees of Company or other parties
     ("Parent Stock Options") and there are no outstanding Parent Stock Options;
     (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase
     Parent Common Stock or Parent Preferred Stock ("Parent Warrants") and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common
     Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities ("Parent Convertible Securities"). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and
     (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

          (b) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

          (c) Except as set forth in Schedule 3.3(c) or as contemplated by this
     Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this
Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or

                                       27

deliver pursuant to this Agreement, and (ii) carry out Parent's and Merger Sub's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this
Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub
(including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this
Agreement or to consummate the transactions contemplated hereby, other than the
Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and
Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger
     Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent's or Merger Sub's Charter
     Documents, (ii) conflict with or violate any Legal Requirements, or (iii)
     result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any
     Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse
     Effect on Parent.

          (b) The execution and delivery of this Agreement by Parent and Merger
     Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act,
     Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which
     Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     3.6 Compliance. Parent has complied with, is not in violation of, any Legal
Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any

                                       28

Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

     3.7 SEC Filings; Financial Statements.

          (a) Parent has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the "Parent SEC
     Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC
     Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each
     Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by
     Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

     3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in
Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i)
liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2005 in the ordinary course of business, none of which would have a Material Adverse
Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the
Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

                                       29

     3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC
Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2004, there has not been: (i) any Material
Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of
Parent's capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving
Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any
Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any
Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in
U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of
Parent other than in the ordinary course of business.

     3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent's knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material
Adverse Effect on the ability of the parties hereto to consummate the Merger.

     3.11 Employee Benefit Plans. Except as may be contemplated by the Parent
Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will (i)
result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by
Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

                                       30

     3.13 Restrictions on Business Activities. Except as set forth in the Parent
Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

     3.14 Title to Property. Parent does not own or lease any Real Property or
Personal Property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

     3.15 Taxes.

          (a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such
     Returns.

          (b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

          (c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

          (f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent's balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to
     Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

                                       31

          (g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

     3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect:
(i) Parent has, to the knowledge of Parent, complied with all applicable
Environmental Laws; (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

     3.17 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered
Intellectual Property.

     3.19 Agreements, Contracts and Commitments.

          (a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals)
     of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than
     $25,000, or (b) may not be cancelled by Parent on less than 30 days' or less prior notice ("Parent Contracts"). All Parent Contracts are set forth in Schedule 3.19 other than those that are exhibits to the Parent SEC
     Reports.

          (b) Each Parent Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of
     Parent have been heretofore delivered to the Company.

          (c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a
     Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full

                                       32

     force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

     3.20 Insurance. Except for directors' and officers' liability insurance,
Parent does not maintain any Insurance Policies.

     3.21 Interested Party Transactions. Except as set forth in the Parent SEC
Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent
(other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

     3.22 Indebtedness. Parent has no indebtedness for borrowed money.

     3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is
quoted on the Over-the-Counter Bulletin Board ("OTC BB"). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by
NASDAQ or NASD, Inc. ("NASD") with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

     3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the
Merger and approved this Agreement and the transactions contemplated hereby,
(ii) determined that the Merger is in the best interests of the stockholders of
Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent's net assets.

     3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $33,600,000 invested in United States Government securities in a trust account administered by Continental Stock Transfer and
Trust Company (the "Trust Fund"), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent's Charter Documents.

     3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in

                                       33

Schedule 3.26, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse
Effect upon Parent.

     3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

     3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

     4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations
(except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule
4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the
Company, Parent and Merger Sub shall not do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                                       34

          (b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or
     Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

          (g) Amend its Charter Documents;

          (h) Except for routine acquisitions of oil and gas leases and related properties in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of

                                       35

     business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party and (D) routine dispositions of oil and gas leases and related properties in the ordinary course of business;

          (j) Except with respect to advances under (i) the Company's existing senior secured credit facility, or (ii) any overline facility obtained for the specific purpose of funding margin calls to secure the Company's hedging obligations, or (iii) any senior secured credit facility that replaces the Company's existing senior secured credit facility, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate
     (other than purchase money debt in connection with the acquisition by the
     Company of vehicles, office equipment and operating equipment not exceeding
     $500,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

          (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable
     "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits
     (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

          (l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

          (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or
     Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                                       36

          (n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

          (o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period, other than the Company under a Routine Operating Contract;

          (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

          (q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

          (r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

          (s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

          (t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

          (u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

          (v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

          (w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

     4.2 Examination of Title and Access. Parent may make or cause to be made at its expense such examination as it may desire of the title of the Company to any
Mineral Property or Owned Real Property (collectively, the "Titled Properties"
and, individually, a "Titled Property"). For such purposes, the Company shall
(a) give to Parent and to the employees, consultants, independent contractors, attorneys and other advisers of Parent full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, ownership maps, surveys and any other information, data, records and files which the Company may

                                       37

have (or have access to) relating in any way to the title to the Titled
Properties, the past or present operation thereof and the marketing of production therefrom; (b) furnish to Parent all other information in the possession of or available to the Company with respect to the title to the
Titled Properties as Parent may from time to time reasonably request; and (c)
authorize Parent and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of the Company, whether utilized in the past or presently, concerning title-related matters with respect to the Titled Properties.

     4.3 Environmental Review.

          (a) Environmental Review. Insofar as the Company has the power and authority to grant such right, Parent and its employees, agents and contractors shall have the right, at the sole risk and expense of Parent, but with the cooperation and assistance of the Company, to:

               (i) enter all or any portion of the Mineral Properties, the Owned
          Real Properties or the Leased Real Properties (collectively, the
          "Environmental Properties" and, individually, an "Environmental
          Property") to inspect, inventory, test, investigate, study and examine the Properties in any manner Parent reasonably determines to be warranted and to verify the accuracy of the representations made in
          Section 2.16;

               (ii) conduct air, water or soil tests on the Environmental
          Properties and make such samples and borings and analysis as Parent may consider necessary or appropriate for such purposes.

               (iii) conduct such other independent inspections, inventories, tests, investigations, studies or examinations as may be necessary or appropriate in the sole judgment of Parent for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the
          Environmental Properties, and their compliance with all applicable
          Laws, regulations, ordinances, orders, permits and licenses; and

               (iv) conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the Environmental
          Properties.

          (b) Conduct of Review. All inspections and reviews shall be undertaken with a minimum of disruption to ongoing operations and shall be undertaken only after reasonable notice to the Company. Parent shall not undertake any destructive testing without the prior approval of the Company, which approval will not be unreasonably withheld. Parent shall provide the
     Company with a copy of the results and reports of all such inspections, testing and reviews.

          (c) Conditions of Access. Access to the Environmental Properties to
     conduct Parent's environmental assessment shall be subject to the following conditions: Parent

                                       38

     waives and releases all claims against the Company, its owners, directors, officers, employees, agents and contractors, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Parent hereby or the activities of Parent or its employees, agents, consultants or contractors on the Environmental
     Properties, provided that Parent does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of the Company or its employees, agents or contractors. Parent shall indemnify the Company and its owners, directors, officers, employees, agents and contractors, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of: (i)
     any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Parent may conduct with respect to the Environmental Properties;
     and (ii) any injury to or death of persons or damage to property occurring in, on or about the Environmental Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnitees). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
                              ---------------------

     5.1 Proxy Statement; Special Meeting.

          (a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of,: (i) the adoption of this Agreement and the approval of the Merger ("Parent Stockholder
     Approval"); (ii) the change of the name of Parent to a name selected by the
     Company (the "Name Change Amendment"); (iii) an increase in the number of authorized shares of Parent Common Stock to 100,000,000 (the
     "Capitalization Amendment"); (iv) an amendment to remove the preamble and
     Sections A through D, inclusive, of Article Sixth from Parent's Certificate of Incorporation from and after the Closing and to redesignate section E of
     Article Sixth as Article Sixth; and (v) the adoption of a Performance
     Equity Plan in the form attached hereto as Exhibit F (the "Parent Plan"), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the "Special Meeting"). The Parent Plan shall provide that an aggregate of 2,400,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock (the "Proxy Statement"). The
     Company shall furnish to Parent all information concerning the Company as
     Parent may reasonably request in connection with the preparation of the
     Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the
     SEC. Parent, with the assistance of the Company, shall

                                       39

     promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the
     Securities Act and the Exchange Act. Prior to the Closing Date, Parent
     shall use its reasonable best efforts to cause the shares of Parent Common
     Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

          (b) As soon as practicable following its approval by the Commission,
     Parent shall distribute the Proxy Statement to the holders of Parent Common
     Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this
     Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

          (c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the
     Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special
     Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that
     Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the
     Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

          (d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this
     Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

     5.2 Directors and Officers of Parent and the Company and the Subsidiaries
After Merger. Parent and the Company shall take all necessary action so that the persons listed on

                                       40

Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing. The Stockholders and directors of the Company and the directors of Parent shall enter into a Voting Agreement in the form of
Exhibit G hereto concurrently with the execution of this Agreement. At his election, Lawrence S. Coben may attend, as an observer, any and all meetings of the Board of Directors of Parent during any period prior to the third anniversary of the Closing Date in which he is not a director of Parent. During such period, Mr. Coben shall be given notice of all meetings of the Board of
Directors of Parent in the same manner and at the same time as notice thereof is given to the members of the Board of Directors, shall be provided with copies of all materials that are provided to the members of the Board of Directors in connection with any meeting and shall be reimbursed for his out-of-pocket expenses incurred in attending any meeting.

     5.3 Adverse Title or Environmental Conditions.

          (a) If on or prior to the Notice Date (as hereinafter defined), Parent determines (i) that the Company does not have title to any Titled Property as represented and warranted by the Company in Article II, or (ii) that the environmental condition of any Environmental Property is not as warranted in Article II, each, an "Adverse Condition" and collectively, "Adverse
     Conditions"), then Parent shall give written notice thereof to the Company not later than January 3, 2006 (the "Notice Date"). Each such notice shall include, with respect to each Property covered thereby (x) a brief description of each Adverse Condition existing with respect to such
     Property, (y) a statement of the action required to cure each such Adverse
     Condition; and (z) a statement and calculation of the proposed adjustment to the Merger consideration to be received by the Stockholders (the "Merger
     Consideration") by reason of the existence of each such Adverse Condition
     (an "Adjustment"). Each Adjustment shall be the sum of (I) the estimated diminution in value of such Property by reason of the existence of such
     Adverse Condition, and (II) without duplication of the foregoing, the estimated potential liability for cure or remediation of such Adverse
     Condition, with the amounts determined at (I) and (II) to be estimated in good faith by Parent, with the bases therefor set out in the notice. Parent shall be deemed to have waived any inaccuracy of representation or breach of warranty constituting an Adverse Condition with respect to the Titled
     Properties and Environmental Properties except to the extent set out in a notice substantially in the form described above, given on or prior to the
     Notice Date. The Company may, but shall have no obligation to, attempt to cure any Adverse Conditions of which notice is timely and properly given by
     Parent. As used in this Agreement, the term "Property" shall include any and all Titled Properties and Environmental Properties.

          (b) Notwithstanding the foregoing: (i) in no event may Parent give notice of Adverse Conditions existing with respect to any particular
     Property unless the sum of all Adjustments with respect to such Property exceed $25,000 (the "Property Threshold"), provided, however, that in the event the same or substantially the same circumstances constituting a particular Adverse Condition affect 100 or more of the wells located on the
     Mineral Properties, the Property Threshold with respect to the Properties on which such wells are located shall be $1,000 with respect, only, to such
     Adverse Condition; and (ii)

                                       41

     in no event may Parent give any notice of Adverse Conditions unless the sum if all Adjustments with respect to all of the Properties of which notice is timely and properly given exceed $500,000 (the "Aggregate Threshold"). In the event some or all of the Adverse Conditions affecting any Property and specified in any notice timely and properly given by Parent are cured prior to the Cure Date (as hereinafter defined), and as a result of such cure the
     Adjustments attributable to any remaining uncured Adverse Conditions specified in the notice given with respect to such Property do not satisfy the Property Threshold, then such uncured Adverse Conditions shall be deemed waived. In the event some or all of the Adverse Conditions affecting the Properties and specified in notices timely and properly given by Parent are cured prior to the Cure Date, and as a result of such cure the
     Adjustments attributable to any remaining uncured Adverse Conditions specified in notices given with respect to all the Properties do not satisfy the Aggregate Threshold, then all of such uncured Adverse
     Conditions shall be deemed waived.

     5.4 Adjustments for Uncured Adverse Conditions; Condemnation or Casualty.

          (a) If all of the Adverse Conditions of which notice has been timely and properly given by Parent have not been cured to the reasonable satisfaction of Parent, or waived by Parent, on or prior to January 31,
     2006 (the "Cure Date"), then Parent and the Company shall in good faith attempt to determine (i) whether in fact the Adverse Conditions exist, and if so, (ii) whether in fact the Adjustment proposed by Parent with respect to each Adverse Condition is reasonable and accurate, and if both (i) and
     (ii) are determined in the affirmative, (iii) an appropriate aggregate
     Adjustment by reason of the existence of such Adverse Conditions, with the understanding that any such Adjustment shall be made solely with respect to the Parent Common Stock portion of the Merger Consideration to the extent such Adjustment will not impair the tax-exempt treatment of the Parent
     Common Stock portion of the Merger Consideration received by the
     Stockholders in the Merger. In the event Parent and the Company are able to agree on an appropriate Adjustment to the Merger Consideration by reason of such Adverse Conditions, the Merger Consideration will be adjusted accordingly at Closing. In the event Parent and the Company are unable to agree on an appropriate Adjustment to the Merger Consideration by reason of such Adverse Conditions, then Parent and the Company shall postpone the
     Closing for a period of up to thirty (30) days, during which period the parties shall meet or confer regularly (not less than once each week) and with their respective experts in a good faith effort to resolve their differences. If at the conclusion of such thirty (30) day period the parties still are unable to agree, then either Parent or the Company may, by written notice to the other, terminate this Agreement, in which event such termination shall be deemed to be by mutual agreement of the parties.

          (b) Except as otherwise hereinafter provided, the parties' obligation to proceed with the Closing shall not be excused and no adjustment to the
     Merger Consideration shall be required if, after the execution of this
     Agreement and prior to the Closing Date, any item of the Properties is damaged or destroyed by fire or other casualty or is taken under the right of eminent domain. Prior to the Closing Date, the Company shall not voluntarily compromise, settle or adjust any claims, causes of action or demands against third parties,

                                       42

     arising out of such damage, destruction or taking, or commit, use or apply any insurance proceeds or payments toward the repair, restoration or replacement of the affected property without the prior written consent of
     Parent. In the event Properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of the Properties is, in Parent's good faith judgment, reduced by an amount exceeding $1,000,000 (net of insurance proceeds), then
     Parent may terminate this Agreement in its entirety without liability to either party.

     5.5 Other Actions.

          (a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC
     ("Merger Form 8-K"), which shall be in a form reasonably acceptable to the
     Company and in a format acceptable for EDGAR filing. Prior to Closing,
     Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder ("Press Release"). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

          (b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby.
     This obligation shall include, on the part of Parent, sending a termination letter to Continental Stock Transfer and Trust Company ("Continental") in
     substantially the form of Exhibit A attached to the Investment Management
     Trust Agreement by and between Parent and Continental dated as of May 12,
     2004. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any
     Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                                       43

     5.6 Required Information. In connection with the preparation of the Merger
Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the
Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental
Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     5.7 Confidentiality; Access to Information.

          (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i)
     information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this
     Agreement is terminated as provided in Article VIII hereof, each party (i)
     will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

          (b) Access to Information.

               (i) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as
          Parent may reasonably request. No information or knowledge obtained by
          Parent in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the
          Merger.

                                       44

               (ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section
          5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (iii) Notwithstanding anything to the contrary contained herein, each party ("Subject Party") hereby agrees that by proceeding with the
          Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

     5.8 Charter Protections; Directors' and Officers' Liability Insurance.

          (a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

          (c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any
     Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.8.

          (d) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the
     Closing Date and may not be changed without the consent of Committee referred to in Section 1.16(a).

     5.9 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party

                                       45

shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of
Parent (in the case of the Company and the Stockholders) or the Company (in the
case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this
Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this
Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Parent shall consult with the Company. Unless objected to by the Company by written notice given to Parent within five (5) days after such filing specifying the language to which objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be used in other filings made by Parent with the SEC.

     5.10 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the
defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the
Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this
Agreement or any of the transactions

                                       46

contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this
Agreement. Notwithstanding anything herein to the contrary, nothing in this
Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     5.11 Treatment as a Reorganization. Neither Parent nor the Company nor
Stockholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a
"reorganization" within the meaning of Section 368(a) of the Code.

     5.12 No Parent Common Stock Transactions. Each officer, director and
Stockholder (including, for this purpose, C. David Stinson) of the Company shall agree that he or it shall not, prior to the day that is one (1) year after the
Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock he or it receives as a result of the Merger other than as permitted pursuant to the Lock-Up Letter in the form of Exhibit H hereto executed by such Person concurrently with the execution of this Agreement.

     5.13 Certain Claims. As additional consideration for the issuance of Parent
Common Stock pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder's (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the
Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement.

     5.14 No Securities Transactions. Neither the Company nor any Stockholder or
any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The
Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

     5.15 No Claim Against Trust Fund. The Company and the Stockholders
acknowledge that, if the transactions contemplated by this Agreement, or a similar transaction, are not consummated by Parent by May 18, 2006, Parent will be obligated to return to its stockholders the amounts being held in the Trust
Fund. Accordingly, the Company and the Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of

                                       47

this Agreement by Parent or any negotiations, agreements or understandings with
Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

     5.16 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party's representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition
(financial or otherwise) of Parent or the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules
(the "Disclosure Schedules") being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a),
7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

     5.17 Nasdaq Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the class of warrants issued in Parent's initial public offering and the Units issued in Parent's initial public offering (each Unit consisting of one share of
Parent Common Stock and two such warrants). If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the
Closing to obtain such listing.

     5.18 Company Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder.

                                   ARTICLE VI

                          CONDITIONS TO THE TRANSACTION
                          -----------------------------

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree,

                                       48

     injunction or other order (whether temporary, preliminary or permanent)
     which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

          (b) Stockholder Approval. The Parent Stockholder Approval, the Name
     Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents
     and an executed copy of an amendment to Parent's Certificate of
     Incorporation reflecting the Name Change Amendment and the Capitalization
     Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

          (c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent's initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent's Charter Documents.

          (d) Stock Quotation or Listing. The Parent Common Stock at the Closing
     will be quoted on the OTC BB or listed for trading on NASDAQ, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on NASDAQ.

     6.2 Additional Conditions to Obligations of Company. The obligations of the
Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and
     (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the
     Closing Date. Each representation and warranty of Parent contained in this
     Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and
     (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of
     Parent by an authorized officer of Parent ("Parent Closing Certificate").

          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this
     Agreement to be performed or complied with by it on or prior to the Closing
     Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control

                                       49

     of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

          (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i)
     prevent consummation of any of the transactions contemplated by this
     Agreement, (ii) cause any of the transactions contemplated by this
     Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent
     Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

          (d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse
     Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

          (e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

          (f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

          (g) Opinion of Counsel. The Company shall have received from Graubard
     Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit I annexed hereto.

          (h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by
     Parent's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and
     (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

          (i) Press Release. Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

          (j) Resignations. The persons listed on Schedule 6.2(j) shall have resigned from all of their positions and offices with Parent.

          (k) Trust Fund. Parent shall have made appropriate arrangements with
     Continental to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

                                       50

          (l) Registration Rights Agreement. The Registration Rights Agreement
     shall be in full force and effect.

     6.3 Additional Conditions to the Obligations of Parent. The obligations of
Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this
     Agreement and (ii) subject to the provisions of the last sentence of
     Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the
     Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the
     Closing Date with the same force and effect as if made on the Closing Date.
     The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Parent
     ("Company Closing Certificate").

          (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material
     Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

          (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i)
     prevent consummation of any of the transactions contemplated by this
     Agreement, (ii) cause any of the transactions contemplated by this
     Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

          (d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse
     Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

                                       51

          (e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

          (f) Employment Agreement. An Employment Agreement between the Company and, Larry E. Lee, in the form of Exhibit J, shall be in full force and effect.

          (g) Opinion of Counsel. Parent shall have received from McAfee & Taft
     A Professional Corporation, counsel to the Company, an opinion of counsel in substantially the form of Exhibit K annexed hereto.

          (h) Comfort Letters. Parent shall have received "comfort" letters in the customary form from BDO Seidman, LLP, and UHY, LLP, dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy
     Statement.

          (i) Company Indebtedness. The Adjusted Indebtedness for Borrowed Money
     of the Company, including the Subsidiaries, shall not exceed $125,000,000.
     As used herein, the term "Adjusted Indebtedness for Borrowed Money" shall mean the sum of all indebtedness of the Company for borrowed money, less the amount of any cash deposits posted by the Company as security in connection with outstanding Company hedging contracts, and less the positive difference, if any, between $30,000,000 and the Aggregate Cash
     Number.

          (j) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the
     Company's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and
     (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

                                  ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

     7.1 Indemnification of Parent and Company.

          (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the
     Company and their respective representatives, successors and permitted assigns (the "Parent Indemnitees") shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

                                       52

               (i) the inaccuracy or breach of any representation or warranty of
          Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this
          Agreement with respect hereto or thereto in connection with the
          Closing;

               (ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

               (iii) the matters alleged in the action entitled Sacket v. Great
          Plains Pipeline et. al., District Court of Woods County, Oklahoma,
          Case No. CJ-2002-70. (the "Great Plains Claim").

          (b) As used in this Article VII, the term "Losses" shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach)
     for which any party may be entitled to indemnification pursuant to Article
     VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as "material," "materially," or "Material
     Adverse Effect" shall be deemed made or given without such qualification and without giving effect to such words.

     7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a
Person other than the Company (a "Third Party Claim") shall be subject to the following terms and conditions:

          (a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a "Notice of Claim") which Notice of
     Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket
     Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and
     (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim.

          (b) Defense. The Representative shall have the right, at his option
     (subject to the limitations set forth in subsection 7.2(c) below), by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to

                                       53

     appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the
     Representative is permitted and elects to assume the defense of a Third
     Party Claim:

               (i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

               (ii) Parent shall cooperate fully in all respects with the
          Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

          (c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party
     Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

          (d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Representative's duty or obligations under this Article VII, except to the extent (and only to the extent that)
     such failure shall have adversely affected the ability of the
     Representative to defend against or reduce the Stockholders' liability or caused or increased such liability or otherwise caused the damages for which the Stockholders are obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of
     Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

          (e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the
     Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

                                       54

          (f) Parent's Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

          (g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

     7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Stockholders and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow
Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

     7.4 Limitations on Indemnification.

          (a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section
     6.3(a)) shall survive the Closing until June 30, 2007 (the "Survival
     Period"), except that the representations and warranties set forth in
     Sections 2.14 and 2.16 shall not survive the Closing and any claims for indemnification with respect to the warranties set forth in Sections 2.14 and 2.16 shall be made in accordance with the provisions of Sections 5.3 and 5.4. The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 10.12 shall be preserved until final resolution thereof despite the

                                       55

     subsequent expiration of the Survival Period, (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof and (iii) any claim for indemnification with respect to the Great Plains Claim shall survive until same is fully adjudicated, settled, dismissed or otherwise resolved in its entirety with respect to the Company and its Subsidiaries and Affiliates.
     Except as set forth in clause (ii) and (iii) above, no claim for indemnification under this Article VII shall be brought after the end of the applicable Survival Period.

          (b) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000 (the "Deductible"), in which event the amount payable shall only be the amount in excess of the amount of the Deductible.
     Notwithstanding the foregoing, the Deductible shall not apply to indemnifiable Losses arising out of the Great Plains Claim.

          (c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares, and Parent shall have no claim against the Company's stockholders other than for the Escrow Shares (and any proceeds of the Escrow Shares or distributions with respect to the Escrow Shares).

     7.5 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this
Article VII. Notwithstanding any of the foregoing, nothing contained in this
Article VII shall in any way impair, modify or otherwise limit Parent's or
Company's right to bring any claim, demand or suit against the other party based upon such other party's actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

     7.6 Damages; No Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall constitute damages paid by the
Stockholders for breach of contract and not as an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger.

     7.7 Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative's obligations under this Article VII are solely as a representative of the Company's stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys' fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the

                                       56

provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow
Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow
Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

     8.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written agreement of Parent and the Company at any time;

          (b) by either Parent or the Company if the Proxy Statement shall not have been mailed to the record owners of Parent Common Stock on or before
     February 14, 2006;

          (c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this
     Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the
     Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to
     Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the
     Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by
     Parent is cured during such thirty (30)-day period);

          (e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this
     Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article
     VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then
     Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the
     Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it

                                       57

     being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

          (f) by either Parent or the Company, if, at the Special Meeting
     (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under
     Parent's certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent's initial public offering and outstanding as of the date of the record date of the Special
     Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent's certificate of incorporation; or

          (g) By either the Company or Parent pursuant to Section 5.4(a) or by
     Parent pursuant to Section 5.4(b).

     8.2 Notice of Termination; Effect of Termination. Any termination of this
Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.7, 5.15, 8.2, 8.3 and 8.4 and
Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this
Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the
Merger to occur on or before the date stated therein.

     8.3 Termination Fee. If (a) Parent wrongfully fails or refuses to consummate the Merger or the Company terminates this Agreement pursuant to
Section 8.1(d) and (b) Parent consummates a merger or other business combination with another entity on or before May 18, 2006, Parent shall pay the Company, concurrently with the consummation of such merger or other business combination, a cash termination fee of $7,500,000, payment of which shall be in full satisfaction of all other rights of the Company for damages under this Agreement or otherwise.

     8.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

                                       58

                                   ARTICLE IX

                                  DEFINED TERMS
                                  -------------

     Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

     "AAA"                                                Section 10.12

     "Adjusted Indebtedness for Borrowed Money"           Section 6.3(i)

     "Adjustment"                                         Section 5.3(a)

     "Adverse Condition/Conditions"                       Section 5.3(a)

     "Affiliate"                                          Section 10.2(f)

     "Aggregate Cash Number"                              Section 1.6(a)

     "Aggregate Parent Common Stock Number"               Section 1.6(a)

     "Aggregate Threshold"                                Section 5.3(b)

     "Agreement"                                          Section 1.2

     "Applicable Environmental Law"                       Section 2.16(e)

     "Approvals"                                          Section 2.1

     "Assets"                                             Section 2.16(a)

     "Audited Financial Statements"                       Section 2.7(a)

     "Blue Sky Laws"                                      Section 1.16(c)

     "Capitalization Amendment"                           Section 5.1(a)

     "Certificate of Incorporation; Bylaws"               Section 1.4

     "Certificate of Merger"                              Section 1.2

     "Certificates"                                       Section 1.6(b)

     "Charter Documents"                                  Section 2.1

                                       59

     "Closing"                                            Section 1.2

     "Closing Date"                                       Section 1.2

     "Code"                                               Recital C

     "Company"                                            Heading

     "Company Closing Certificate"                        Section 6.3(a)

     "Company Common Stock"                               Section 1.6(a)

     "Company Contracts"                                  Section 2.19(a)

     "Company Intellectual Property"                      Section 2.18

     "Company Products"                                   Section 2.18

     "Company Registered Intellectual Property"           Section 2.18

     "Company Schedule"                                   Article II Preamble

     "Company Stock Options"                              Section 2.3(a)

     "Corporate Records"                                  Section 2.1(c)

     "Continental"                                        Section 5.5(b)

     "Cure Date"                                          Section 5.4(a)

     "DGCL"                                               Recital A

     "Deductible"                                         Section 7.4(c)

     "Defensible Title"                                   Section 2.14(b)

     "Disclosure Schedules"                               Section 5.16

     "Effect of the Merger"                               Section 1.3

     "Effective Time"                                     Section 1.2

     "Environmental Properties/Environmental Property"    Section 4.3(a)(i)

     "Escrow Agreement"                                   Section 1.14

                                       60

     "Escrow Period"                                      Section 1.14

     "Escrow Shares"                                      Section 1.14

     "Exchange Act"                                       Section 1.16(c)

     "Great Plains Claim"                                 Section 7.1(a)(iii)

     "Governmental Action/Filing"                         Section 2.21

     "Governmental Entity"                                Section 1.16(c)

     "Insider"                                            Section 2.19(a)(i)

     "Insurance Policies"                                 Section 2.20

     "Intellectual Property"                              Section 2.18

     "Knowledge"                                          Section 10.2(e)

     "Leased Real Property"                               Section 2.14(c)

     "Legal Requirements"                                 Section 10.2(c)

     "Lien"                                               Section 10.2(e)

     "Losses"                                             Section 7.1(b)

     "Material Adverse Effect"                            Section 10.2(a)

     "Material Company Contracts"                         Section 2.19(a)

     "Merger"                                             Section 1.1

     "Merger Consideration"                               Section 5.3(a)

     "Merger Form 8-K                                     Section 5.5(a)

     "Merger Sub"                                         Heading

     "Merger Sub Common Stock"                            Section 1.6(d)

     "Mineral Properties/Mineral Property"                Section 2.14

     "Name Change Amendment"                              Section 5.1(a)

                                       61

     "NASD"                                               Section 3.23

     "Notice Date"                                        Section 5.3(a)

     "Notice of Claim"                                    Section 7.2(a)

     "OTC BB"                                             Section 3.23

     "Outstanding Company Stock Number"                   Section 1.6(a)

     "Owned Real Property"                                Section 2.14(c)

     "Parent"                                             Heading

     "Parent Closing Certificate"                         Section 6.2(a)

     "Parent Common Stock"                                Section 1.6(a)

     "Parent Contracts"                                   Section 3.19(a)

     "Parent Convertible Securities"                      Section 3.3(a)

     "Parent Indemnitees"                                 Section 7.1

     "Parent Plan"                                        Section 5.1

     "Parent Preferred Stock"                             Section 3.3

     "Parent SEC Reports"                                 Section 3.7(a)

     "Parent Schedule"                                    Article III Preamble

     "Parent Stock Options"                               Section 3.3(a)

     "Parent Warrants"                                    Section 3.3(a)

     "Patents"                                            Section 2.18

     "Permitted Encumbrances"                             Section 2.14(b)(iii)

     "Person"                                             Section 10.2(d)

     "Personal Property"                                  Section 2.14(c)

                                       62

     "Plans"                                              Section 2.11(a)

     "Press Release"                                      Section 5.5(a)

     "Properties"                                         Section 5.3(a)

     "Property Threshold"                                 Section 5.3(b)

     "Proxy Statement"                                    Section 5.1

     "Registered Intellectual Property"                   Section 2.18

     "Registration Rights Agreement"                      Section 1.15

     "Representative"                                     Section 1.14

     "Returns"                                            Section 2.15(b)(i)

     "Routine Operating Contracts"                        Section 2.19(a)

     "Special Meeting"                                    Section 5.1(a)

     "Stockholder/Stockholders"                           Heading

     "Subject Party"                                      Section 5.7(b)(iii)

     "Subsidiary/Subsidiaries"                            Section 2.2

     "Survival Period"                                    Section 7.4(a)

     "Surviving Corporation"                              Section 1.1

     "Tax/Taxes"                                          Section 2.15(a)

     "Third Party Claim"                                  Section 7.2

     "Titled Properties/Titled Property"                  Section 4.2

     "Trademarks"                                         Section 2.18

     "Trust Fund"                                         Section 3.25

     "U.S. GAAP"                                          Section 2.7(a)

     "Unaudited Financial Statements"                     Section 2.7(b)

                                       63

                                   ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     if to Parent, to:

          Tremisis Energy Acquisition Corporation
          1775 Broadway, Suite 604
          New York, New York 10019
          Attention:  Lawrence S. Coben, Chairman and CEO
          212-397-1464 telephone
          775-576-9560 telecopy

     with a copy to:

          David Alan Miller, Esq.
          Graubard Miller
          405 Lexington Avenue
          New York, New York 10174-1901
          212-818-8661      telephone
          212-818-8881 telecopy

     if to the Company or Stockholders, to:

          RAM Energy, Inc.
          5100 E. Skelly Drive, Suite 650
          Tulsa, Oklahoma 74135
          Attention:  Larry E. Lee, President and CEO
          918-663-2800  telephone
          918-663-9540  telecopy

     with a copy to:

          McAfee & Taft
          211 North Robinson, 10th Floor
          Oklahoma City, Oklahoma 73102-7103
          Attention:  C. David Stinson, Esq.
          405-552-2266 telephone
          405-235-0439 telecopy

                                       64

     10.2 Interpretation. When a reference is made in this Agreement to an
Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this
Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes"
and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect
Subsidiaries of such entity. For purposes of this Agreement:

          (a) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i)
     changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (iv)
     changes in economic conditions in the oil and gas industry generally, including changes in current sale and future prices for oil and gas;

          (b) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental
     Entity and all requirements set forth in applicable Company Contracts or
     Parent Contracts;

          (c) the term "Person" shall mean any individual, corporation
     (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental
     Entity;

          (d) the term "knowledge" means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a
     Person in a similar capacity of an entity other than a corporation.

                                       65

          (e) the term "Lien" means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

          (f) the term "Affiliate" means, as applied to any Person, any other
     Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition,
     "control" (including with correlative meanings, the terms "controlling,"
     "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

          (g) all monetary amounts set forth herein are referenced in United
     States dollars, unless otherwise noted.

     10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

     10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a)
constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated August 25, 2005 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this
Agreement).

     10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this
Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed

                                       66

cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this
Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

     10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     10.12 Arbitration. Except with respect to pre-Closing disputes between the parties with respect to title and environmental issues, the procedures for resolution of which are set out in Section 5.4 as the exclusive means for resolving such disputes, any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.
Arbitration shall be commenced by the filing by a party of an arbitration demand with the American

                                       67

Arbitration Association ("AAA"). The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Dallas, Texas. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Oklahoma,
Oklahoma or Tulsa County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                                       68

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                     TREMISIS ENERGY ACQUISITION CORPORATION

                                     By: s/Lawrence S. Coben
                                         -------------------
                                         Lawrence S. Coben, Chairman & CEO

                                     RAM ENERGY ACQUISITION, INC.

                                     By: s/Lawrence S. Coben
                                         -------------------
                                         Lawrence S. Coben, Chairman  & CEO

                                     RAM ENERGY, INC.

                                     By: s/Larry E. Lee
                                         ---------------
                                         Larry E. Lee, President  & CEO

                                     STOCKHOLDERS:

                                     [SEE SEPARATE SIGNATURE PAGES.]

                                       69

STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

s/ Larry E. Lee
---------------
Larry E. Lee

DANISH KNIGHTS, A LIMITED PARTNERSHIP,
A Texas Limited Partnership

By: Dannebrog Corp., General Partner

By: s/ Britani Talley Bowman
    ------------------------
    Britani Talley Bowman, President

     The undersigned agrees that, upon exercise of the stock option referred to in Section 1.13 of the foregoing Agreement, he shall be considered to be, and shall be, a Stockholder (as defined therein) for all purposes of such Agreement, including without limitation Section 1.16 thereof.

s/ C. David Stinson
-------------------
C. David Stinson

                                       70

                                   APPENDIX I

                  Additional Representations Regarding Business
                  ---------------------------------------------

         1. Operation of Wells.

          (a) Except as stated on Schedule I-1, all wells on or constituting a part of the Properties (the "Wells") have been in all material respects drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable
     Laws. In all material respects, the Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement. No Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing
     Date as prescribed by any Governmental Authority.

          (b) With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Properties, the Company has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law) such leases or other documents and is fully qualified to own such leases or other interests.

         2. Commitments. Except as described on Schedule I-2, there are no contracts, commitments or agreements binding on the Company that require future expenditures by the Company on or with respect to any Property of more than the sum of $25,000.

         3. Payment for Future Production. The Company is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without then or thereafter receiving the full contract price therefor.

         4. Gas Balancing. Except as set forth on Schedule 1-4, the Company has no obligation to deliver gas (or cash in lieu thereof) from the Properties to other owners of interests or to gatherers, transporters or processors as a result of past production by the Company or its predecessors in excess of the share to which they were entitled.

         5. Calls on Production. No Person has any call upon, option to purchase, or similar right to obtain production from the Properties at a price less than the prevailing price in the field.

         6. Non-Competition Commitments. There are no agreements or arrangements that will be binding on the Company or the Properties after Closing that limit the freedom of the

                                       71

owner of the Properties to compete in any line of business or with any Person or in any geographical area, except customary area of mutual interest provisions.

         7. Production Sales Agreements. Except as set forth on Schedule
2.19(e), there are no agreements or arrangements for the sale of oil, gas or other minerals attributable to the Properties that may be not terminated at will without penalty by the Company after Closing on notice of sixty (60) days or less.

         8. Lease Provisions. All rents, royalties, overriding royalty interests and other payments due under each of such leases have been promptly and fully paid, except amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel a lease, and except for such amounts as in the aggregate would not have a Material Adverse Effect on the Company. There are no express obligations to drill additional wells in order to maintain in force and effect the rights of the Company in any Property other than customary provisions for the conduct of continuous drilling operations for the perpetuation of leases.

         9. Compliance with Laws. During the period of ownership by the Company, the Properties have been operated in material compliance with all applicable
Laws, regulations, rules, orders, judgments and decrees of all Governmental
Authorities and courts having jurisdiction, and all Wells thereon have been drilled and completed within the boundaries of the applicable lease or unit and in compliance with all applicable spacing regulations, and all other applicable
Laws and regulations.

         10. Claims. Except as set forth on Schedule 2.10, there is no claim, demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the Properties pending, or, to the knowledge of the Company threatened.

         11. Permits. The Company has, and to the knowledge of the Company, each other Person who operates a Property has, obtained all permits, licenses, franchises, authorities, consents and approvals necessary for owning and operating the Properties and has made all material filings with all governmental bodies having jurisdiction necessary for owning and operating the Properties, and all such permits, licenses, franchises, authorities, consents, approvals and filings are in full force and effect.

         12. [Intentionally Omitted.]

         13. Preferential Rights of Purchase and Consents to Assignment. No
material Property is subject to any preferential right of purchase, right of first refusal or other agreement that gives a third party the right to purchase a Property as a result of the Merger or requires the consent of any third party to consummate the Merger.

         14. Status of Payout Accounts. Various of the Properties describe interests before a payout ("BPO") or after a payout ("APO"). Attached as
Schedule I-14 is a schedule setting forth the status of the respective payout accounts described thereon, as of the dates stated

                                       72

thereon. To the knowledge of the Company, the BPO and APO amounts set forth therein accurately reflect the status of all BPO and APO accounts.

         15. Reserve Reports. The Company has delivered to the Parent copies of two reserve reports, both with an effective date of June 30, 2005. These reports were prepared by Forrest A. Garb & Associates, Inc. ("Garb"), dated August 15,
2005 and by Williamson Petroleum Consultants, Inc. ("Williamson"), dated August
16, 2005 (collectively "Reserve Reports"). All properties included in the
Reserve Reports are described on Schedule 2.14(a). The Parent engaged
Netherland, Sewell & Associates, Inc. ("NSAI") to review the Reserve Reports and issue an opinion letter; such letter being dated September 30, 2005. All production, pressure, engineering, geologic, economic evaluation, and other information supplied by or on behalf of the Company to Garb, Williamson and NSAI was at the time supplied accurate in all material respects. None of the properties in the Reserve Reports have been disposed of in whole or in part as of the date hereof.

         16. Hedging. Except as set forth on Schedule I-16, the Company is not a party to any oil or natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments (collectively,
"Futures/Swaps"). To the knowledge of the Company, none of the operators of the
Properties has subjected the Properties to any Futures/Swaps.

         17. Seismic Data; Permits. Except as set forth in Schedule I-17, the
Company is not a party to any contract or agreement with a seismic vendor. The
Company is in possession of and has good title to the proprietary data described on Schedule I-17.

         18. Previously Owned Properties. Except as set forth on Schedule I-18, the Company has no obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by the Company but not currently owned or leased.

         19. Operatorship. The Company has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have the Company removed as the named "operator" from any of the Properties for which the Company is currently designated as the "operator."

                                       73

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS
--------
EXHIBIT A     -     CERTIFICATE OF INCORPORATION OF MERGER SUB

EXHIBIT B     -      BY-LAWS OF MERGER SUB

EXHIBIT C     -     FORM OF AGREEMENT WITH C. DAVID STINSON

EXHIBIT D     -     FORM OF ESCROW AGREEMENT

EXHIBIT E     -     FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT F     -     FORM OF PARENT PLAN

EXHIBIT G      -    FORM OF VOTING AGREEMENT

EXHIBIT H      -    FORM OF LOCK-UP AGREEMENT

EXHIBIT I      -    FORM OF OPINION OF GRAUBARD MILLER

EXHIBIT J      -    FORM OF EMPLOYMENT AGREEMENT FOR LARRY E. LEE

EXHIBIT K      -    FORM OF OPINION OF MCAFEE & TAFT, A PROFESSIONAL CORPORATION

SCHEDULES
---------

SCHEDULE 1.15      -   AFFILIATES OF THE COMPANY
SCHEDULE 2         -   COMPANY DISCLOSURE SCHEDULE
SCHEDULE 3         -   PARENT DISCLOSURE SCHEDULE
SCHEDULE 4.1       -   PERMITTED PARENT AND COMPANY ACTIONS
SCHEDULE 5.2       -   DIRECTORS AND OFFICERS OF PARENT AND COMPANY
SCHEDULE 6.2(J)    -   PARENT RESIGNATIONS

                                       74

                                  SCHEDULE 1.15
                       RULE 145 AFFILIATES OF THE COMPANY

Danish Knights, A Limited Partnership

Larry E. Lee

C. David Stinson

                                       75

                                   SCHEDULE 2
                           COMPANY DISCLOSURE SCHEDULE
                       (Information Furnished Separately)

Schedule 2.1      -     Organization and Qualification

Schedule 2.2      -     Subsidiaries

Schedule 2.3      -     Capitalization

Schedule 2.5      -     No Conflict

Schedule 2.6      -     Non-Compliance with Legal Requirements

Schedule 2.7      -     Financial Statements

Schedule 2.8      -     No Undisclosed Liabilities

Schedule 2.9      -     Absence of Certain Changes or Events

Schedule 2.10     -     Litigation

Schedule 2.11     -     Employee Benefit Plans

Schedule 2.13     -     Restrictions on Business Activities

Schedule 2.14     -     Title to Property

Schedule 2.15     -     Taxes

Schedule 2.16     -     Environmental Matters

Schedule 2.17     -     Brokers; Third Party Expenses

Schedule 2.18     -     Intellectual Property

Schedule 2.19     -     Agreements, Contacts and Commitments

Schedule 2.20     -     Insurance

Schedule 2.22     -     Interested Party Transactions

Appendix I Schedules - (Listed on following page)

                                       76

Appendix I Schedules

Schedule I-1               Operation of Wells

Schedule I-2               Commitments

Schedule I-4               Gas Balancing

Schedule I-14              Status of Payout Accounts

Schedule I-16              Hedging

Schedule I-17              Seismic Data; Permits

Schedule I-18              Previously Owned Properties

                                       77

                                   SCHEDULE 3
                           PARENT DISCLOSURE SCHEDULE
                       (Information Furnished Separately)

Schedule 3.3      -        Capitalization

Schedule 3.14     -        Title to Property

Schedule 3.19     -        Agreements, Contracts and Commitments

Schedule 3.26     -        Governmental Filings

                                       78

                                  SCHEDULE 4.1
                      COMPANY AND PARENT PERMITTED ACTIONS

COMPANY PERMITTED ACTIONS:

(d) Pursuant to Section 7.16 of the Second Amended and Restated Loan and
Security Agreement dated May 24, 2005, by and among the Company, as Borrower, the Financial Institutions named therein, as Lenders, Wells Fargo Foothill,
Inc., as Arranger and Administrative Agent, and Ableco Finance LLC, as
Documentation Agent (as amended, the "Loan Agreement"), the Company may not pay or accrue total cash compensation during any calendar year to officers and senior management employees in an aggregate amount in excess of 120% of that paid or accrued during the preceding calendar year to all such persons. Pursuant to Section 7.11 of the Loan Agreement, the Company is permitted to pay dividends on its Common Stock, so long as when added to the amount of cash compensation paid to all officers and senior management employees of the Company during any year, the total amount so paid does not exceed the aggregate limitation on compensation under Section 7.16. Prior to the Closing, the Company will continue to pay ordinary quarterly dividends to the Stockholders consistent with historical practices and within the restrictions imposed under the Loan
Agreement.

(d)-(e) Prior to the Closing, the Company shall be permitted to (i) pay an extraordinary dividend to the Stockholders, and/or (ii) redeem such number of outstanding shares of Company Common Stock as the Company shall determine;
provided that the aggregate amount paid by the Company pursuant to (i) and (ii)
shall not exceed an amount equal to the difference between $40,000,000 and the
Aggregate Cash Number. Ordinary dividends paid pursuant to the immediately preceding paragraph of this Schedule 4.1 shall not be counted in determining the maximum amount of dividends/redemption payments that may be made pursuant to this paragraph.

(h)-(i) During the period prior to the Closing, the Company may (i) negotiate for and consummate the sale, farmout or other disposition of oil and gas properties in the ordinary course of business, (ii) negotiate for and consummate the purchase of oil and gas properties in the ordinary course of business, and
(iii) investigate the possible acquisition of, but not negotiate for, acquire or become contractually obligated to acquire, oil and gas properties, or the stock of companies owning oil and gas properties, in any transaction which if consummated would be other than in the ordinary course of business. As used herein, the term "ordinary course or business" shall mean a sale or farmout transaction involving the disposition of Company properties have a PV-10 value
(based on the June 30, 2005 reserve report) of less than $20 million, or a transaction involving the acquisition of oil and gas properties, or the stock of a company that owns oil and gas properties, for a purchase price consideration of less than $20 million and that does not involve equity securities of the
Company.

(k) The RWG Energy, Inc. 401k Plan (in effect when RWG, formerly WG Energy
Holdings, Inc. was acquired by the Company in 2004) will be terminated effective
December 31, 2005. All participants in the Plan will be given the opportunity to rollover their Plan balances into the Company 401k Plan. The RWG Energy, Inc.
Cafeteria Plan will be terminated effective December 31, 2005. Effective January
1, 2006, all participants in the Plan will be given the opportunity to participate in the Company Cafeteria Plan.

                                       79

(v) The President/CEO and Chairman of the Company historically have been provided vehicles for business and personal use. Prior to the Closing, the
President/CEO and the family of the Chairman (who died unexpectedly on October
7, 2005) shall be offered the right to purchase from the Company the vehicles so provided at each vehicle's book value, as reflected on the books of the Company.
The offices of the Company contain various items of furniture and art that were selected by or currently are used by the President/CEO or, prior to his death, the Chairman. Prior to the Closing, the President/CEO and the family of the
Chairman shall be offered the right to purchase from the Company such items of furniture and art at each such item's book value, as reflected on the books of the Company; provided, however, that (i) during the period the President/CEO serves the Company in such capacity, items purchased by the President/CEO shall remain in the Company's Tulsa office without charge by or reimbursement to the
President/CEO, and (ii) during the period the Company maintains an Oklahoma City office, the items purchased by the family of the Chairman shall remain in the
Company's Oklahoma City office without charge by or reimbursement to the family of the Chairman.

PARENT PERMITTED ACTIONS:

None

                                       80

                                  SCHEDULE 5.2
                DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

From and after the Closing, the following persons will the be the Directors and
Officers of Parent and the Company:

Directors
---------

Larry E. Lee, Chairman
Sean P. Lane
Gerald R. Marshall
John M. Reardon
An independent director to be designated prior to Closing by the Stockholders

Officers
--------

Larry E. Lee, Chairman, President and Chief Executive Officer
John M. Longmire, Senior Vice President and Chief Financial Officer
Larry G. Rampey, Senior Vice President
Drake N. Smiley, Senior Vice President
John L. Cox, Vice President, Secretary and Treasurer
Carol Gifford, Assistant Secretary

                                       81

                                 SCHEDULE 6.2(J)
                               PARENT RESIGNATIONS

         All Directors and Officers of Parent who are in office immediately prior to the Closing shall resign effective as of the Closing.

                                       82